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                                                                Exhibit 23.2

                   CONSENT OF DELOITTE & TOUCHE LLP

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-21881 of JTS Corporation of our report dated March 1, 1996, appearing in the Prospectus, which is part of this Registration Statement, insofar as such report relates to the consolidated financial statements and schedule of Atari Corporation (now JTS Corporation) as of December 31, 1995 and for the two years in the period ended December 31, 1995. We also consent to the reference to us under the headings "Experts" in such Prospectus.


                                        /s/ DELOITTE & TOUCHE LLP

                                        DELOITTE & TOUCHE LLP


San Jose, California
May 2, 1997